                                                                  Exhibit (a)(7)

       Form of Summary Advertisement as published on November 17, 1998.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 17, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares, except in any jurisdiction where the making of such would be illegal. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK


            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)


                                       OF


                          STEEL OF WEST VIRGINIA, INC.

                                       AT


                              $10.75 NET PER SHARE

                                       BY


                             SWVA ACQUISITION, INC.

                          A WHOLLY-OWNED SUBSIDIARY OF


                       ROANOKE ELECTRIC STEEL CORPORATION


  SWVA Acquisition, Inc., a Virginia corporation (the "Purchaser") and a wholly-owned subsidiary of Roanoke Electric Steel Corporation, a Virginia corporation (the "Parent"), is offering to purchase any and all of the outstanding shares of Common Stock, par value $0.01 per share (including the associated common stock purchase rights) ("Shares"), of Steel of West Virginia, Inc., a Delaware corporation (the "Company"), at a purchase price of $10.75 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). SEE SECTIONS 1 AND 15 OF THE OFFER TO PURCHASE FOR ADDITIONAL TERMS AND CONDITIONS OF THE OFFER.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 10, 1998 (as amended or supplemented from time to time, the "Merger Agreement"), among the Company, the Purchaser and the Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by the Parent, the Purchaser or any wholly-owned subsidiary of the Parent or the Purchaser or held in treasury of the Company, which will be canceled with no payment being made in respect thereto, and other than Shares, if any, held by stockholders who object to the Merger and demand a right to receive payment of the fair value of such stockholders' Shares in accordance with Section 262 of the Delaware General Corporation law (the "DGCL"), unless such right has been withdrawn or otherwise lost ("Dissenting Shares")) then issued and outstanding will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $10.75 in cash or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any required withholding taxes.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS
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AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND
TENDER THEIR SHARES TO THE PURCHASER.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by First Union National Bank (the "Depositary") of (i) certificates for such Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message, as set forth in the Offer to Purchase in connection with a book-entry transfer), and (iii) any other documents required by the Letter of Transmittal.

  "Expiration Date" means 12:00 Midnight, Eastern Standard Time ("EST"), on Tuesday, December 15, 1998, or, if the Purchaser extends the period during which the Offer is open, such later time and date at which the Offer expires. The Purchaser may, under the circumstances described in the Offer to Purchase, extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., EST, on the next business day after the previously scheduled Expiration Date. THE PURCHASER HAS NO OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE OF TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR SUCH SHARES. If, on the Expiration Date, the conditions to the Offer (the "Offer Conditions") have not been satisfied or waived, the Purchaser will have the right, in its sole discretion, to extend the Offer for one or more periods not to exceed an aggregate of thirty business days, and, if all of the Offer Conditions have been satisfied or waived and less than 90% of the outstanding Shares have been tendered in the Offer and not withdrawn, then the Purchaser will have the additional right, in its sole discretion, so long as the Purchaser and the Parent each waive in writing the satisfaction of each of the Offer Conditions, to extend the Offer for one or more periods not to exceed an aggregate of twenty business days. Notwithstanding the foregoing, however, the Purchaser may not extend the Expiration Date beyond February 28, 1999 (the "Outside Date") without the consent of the Company. During any such extension, subject to the right of tendering stockholders to withdraw their Shares, all Shares previously tendered and not withdrawn will remain subject to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer.

  If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

  If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  Except as set forth in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after the Outside Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share

Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Withdrawals of Shares may not be rescinded. None of the Purchaser, the Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered at any time prior to the Expiration Date by following the procedures described in Section 3 of the Offer to Purchase.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided its stockholder list and security position listings to the Purchaser for the purpose of disseminating the Offer to stockholders. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials, will be mailed to stockholders whose names appear on the Company's stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security listing.

  STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

  Requests for copies (at the Purchaser's expense) of the Offer to Purchase or the related Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth below. The Purchaser will not pay any fees or commissions to brokers, dealers or other persons (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212)440-9800

                    ALL OTHERS CALL TOLL-FREE:(800) 223-2064

November 17, 1998